UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report: December 31, 2007

(Date of earliest event reported)

Oragenics, Inc

(Exact name of registrant as specified in its charter)

FL	001-32188	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

13700 Progress Blvd., Alachua, FL	32615
(Address of principal executive offices)	(Zip Code)

386-418-4018

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 31, 2007, Dr. Robert Zahradnik resigned as Chief Executive Officer, President and a director of the Company as a result of his retirement.

Effective December 31, 2007, Dr. Ronald P. Evens, a Director, has been named President and Chief Executive Officer of the Company replacing Dr. Zahradnik. Dr. Evens will also continue to serve on the Company’s Board of Directors. Dr. Evens has served as Director since June 15, 2007. He is also President and CEO of MAPS 4 Biotec, a biotechnology consulting company in Jacksonville, Florida, and is Clinical Professor, University of Florida, College of Pharmacy. Prior to that, Dr. Evens has had a distinguished industrial career, including thirteen years at Amgen, a leading human therapeutics biotechnology company, where he served as Senior Director and Head of Professional Services. Prior to that, he spent six years at Bristol-Myers, a global pharmaceutical company, where he was Associate Director, Clinical Research & Medical Services. He has written/edited the book, “Drug & Biological Development, From Molecule to Product & Beyond” (Springer, 2007), and has served on twelve professional and medical Boards of Directors or Advisory Boards.

Dr. Evens employment is “at will” and may be terminated by him or the Company upon 30 days written notice. The expected tenure of his employment is until a permanent chief executive officer is successfully recruited and retained in 2008. The Company has agreed to a compensation arrangement with Dr. Evens and the material terms include monthly compensation of $14,583.33 or an annual salary of $175,000.00. Additionally, Dr. Evens will be awarded 30,000 stock options at an exercise price of $0.44 which will vest at the time of hiring a permanent chief executive officer.

Concurrently with the above, the Company also announced the appointment of Richard T. Welch, as an independent director to the Board of Directors to fill the vacancy left by Dr. Zahradnik. Rick Welch is President of Welch Business Solutions and Consulting, LLC in Tampa, Florida, and has served as a Director and CFO for several healthcare companies, including Orthopedic Development Corporation, Albiorex, LLC, Medi-Spa’s of America, Inc., and Vision Twenty-One. Previously, he served as executive vice-president of finance and administration, and earlier as CFO, for Sports and Recreation, Inc. Rick is also a CPA and received his BS in management and accounting from Louisiana State University. In connection with his appointment, Mr. Welch was awarded 65,000 stock options at an exercise price of $0.44 which vests immediately.

Mr. Welch will be expected to serve on the Company’s audit committee to replace Dr. Evens on such committee as a result of Dr. Evens no longer qualifying as an independent director.

On January 3, 2008, Derek Hennecke was appointed to serve on the Board of Directors as an independent director bringing the Board to four directors of which two members are independent directors. Derek is President and CEO of Xcelience, a pharmaceutical formulation development and contract manufacturing company headquartered in Tampa, FL. Prior to this, he was VP and GM of Pharmaceutics and Biopharmaceuticals of MDS Pharma Sciences and was responsible for the business and operations of CRO formulation development. Before joining MDS, he held various drug development management positions in Canada, Egypt, The Netherlands and Mexico. In connection with his appointment, Mr. Hennecke was awarded 65,000 stock options at an exercise price of $0.41 which will vest immediately. Mr. Hennecke will be expected to serve on the audit committee.

A copy of the January 2, 2008 press release announcing the retirement of Dr. Zahradnik and the appointment of Dr. Evens as chief executive officer and president and the appointment of Richard Welch as a director is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release of Oragenics, Inc. dated January 2, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 02, 2008	ORAGENICS, INC

	By:	/s/ Dorothy Delfino
Dorothy Delfino
CFO

EXHIBITS

Exhibit No.	Description
99.1	Press Release of Oragenics, Inc dated January 02, 2008